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                                                                      EXHIBIT 21

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                                                            Percentage                State of
Subsidiaries (1)                                               Owned                Incorporation
----------------                                            ----------              -------------
Ameriana Savings Bank, F.S.B. (2)                              100%                 United States

Deer Park Federal Savings and Loan Association (2)             100%                 United States

Indiana Title Insurance Company (2)                            100%                 Indiana

Ameriana Financial Services, Inc. (3)                          100%                 Indiana

Ameriana Insurance Agency, Inc. (4)                            100%                 Indiana

Family Financial Life (5)                                       19%                 Louisiana

Deer Park Service Corporation (6)                              100%                 Ohio
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(1)      Operations of the Company's wholly-owned direct subsidiaries, the Bank, the Association and Indiana Title, and the Bank's wholly-owned subsidiary, AFS, are included in the Company's consolidated financial statements attached as an exhibit to the Annual Report.

(2)      First-tier subsidiary of the Company.

(3) Second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.

(4) Third-tier subsidiary of the Company 100% owned by AFS, a second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.

(5) Third-tier subsidiary of the Company 1/10 owned through stock investment and less than 1/10 owned through partnership interests of AFS, a second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.

(6) Second-tier subsidiary of the Company 100% owned by the Association, a first-tier subsidiary of the Company.